                                                                      Exhibit. 8

July 24, 2001



Board of Directors
AmeriVest Properties Inc.
1780 South Bellaire, Suite 515
Denver, CO 80222

Ladies and Gentlemen:


This opinion is furnished to you in our capacity as counsel to AmeriVest Properties Inc., a Maryland corporation (the "Company"), regarding the Company's qualification for federal income tax purposes as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is rendered in connection with the registration statement on Form SB-2 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, of the sale of up to 2,300,000 shares of common stock, par value $.001 per share.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies, (ii) that each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been and will not be amended or modified in any respect, (iii) that all parties to the documents at all times had and will have full corporate power, authority, legal capacity, and the legal right to enter into and perform all their obligations under those documents and to observe and perform the terms and conditions thereof and (iv) that the factual matters, statements, and recitations contained in the documents we have examined are accurate, true, and correct.

In rendering the opinions set forth below, we have relied upon certain factual statements and written representations made by the Chief Financial Officer of the Company annexed hereto as the Certificate of Representations of AmeriVest Properties Inc. (the "Certificate"). We assume

Board of Directors
July 24, 2001
Page 2


that each such factual statement and representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention that would cause us to believe that any of such representations are untrue, incorrect or incomplete. In connection with our opinions set forth below, we also have assumed that all shareholders who own or have owned Company common stock have complied with the applicable reporting requirements of the federal securities laws.

In rendering the opinions set forth below, we also have relied upon memoranda covering the tax years 1996, 1997, 1998, 1999 and 2000 (copies of which are annexed hereto) that were prepared by Arthur Andersen LLP, the Company's certified public accountants. The memoranda describe the applicable asset, income, distribution and ownership requirements required for the Company to qualify as a real estate investment trust and show the results of applying the income and distribution tests for each year, the asset tests for the fourth quarter of each year and the ownership tests as of the last day of each year. We note that the asset tests apply on a quarterly basis and that the ownership tests apply continuously during the second half of each year. With respect to quarters or periods not tested, we have relied on the representations of the Chief Financial Officer contained in the Certificate, which were made after a review of the changes in assets and in ownership of the Company during the applicable quarters and periods. Arthur Andersen LLP also prepared a memorandum for the first quarter of 2001 (a copy of which is annexed hereto) showing the results of the asset tests through March 31, 2001. The memorandum for the first quarter of 2001 also notes that the income and distribution tests, although they must be satisfied on an annual basis, are from a monitoring perspective, on track to be satisfied and that the ownership tests, although they must be satisfied continuously during the second half of the year, are from a monitoring perspective, also on track to be satisfied for the year.

For purposes of our opinion, we have made no independent investigation of: (i) the facts or assumptions contained in the documents set forth above; (ii) the representations set forth in the Certificate or the Registration Statement; or
(iii) the calculations prepared by Arthur Andersen LLP for tax years 1996, 1997, 1998, 1999, 2000 and the first quarter of 2001 or the accuracy or completeness of the facts and conclusions contained in those memoranda (except as described above). No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations issued pursuant to such Code provisions, relevant case law, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

Board of Directors
July 24, 2001
Page 3


Based on the foregoing, we are of the opinion that:

     (a) The Company was organized in conformity with the requirements for qualification as a real estate investment trust under the Code. The Company has been operated in a manner so as to qualify as a real estate investment trust for the taxable years ended December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000. For the first quarter of 2001, the Company has satisfied the asset tests applicable to a real estate investment trust.

     (b) The discussion contained under the caption "Certain Federal Income Tax Consequences" in the Registration Statement has been reviewed by us and the statements of law and legal conclusions contained therein are correct in all material respects.

     (c) Qualification of the Company as a real estate investment trust for the tax year ending December 31, 2001 will depend upon the ability of the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust including the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results, satisfy the various qualification tests, and we express no opinion as to whether the Company actually will satisfy these various qualification tests in the future.

This letter sets forth this firm's opinions only as to those matters expressly described herein, and no opinion should be inferred as to any other matters, as to the tax treatment of any transactions not specifically described herein, or as to the tax consequences of any aspect of the documents or governing the business operations of the Company other than the matters specifically addressed in the opinions set forth above. The opinions set forth above are based upon the provisions of the Code, proposed, temporary, and final Treasury Regulations, judicial authority, and administrative rulings and practice, all in effect as of the date of this letter. No assurance can be given that future legislative or administrative changes, or subsequent court decisions, will not significantly modify the opinions set forth herein. Any such authorities could be changed retroactively and therefore may be applied to transactions entered into prior to the date of their enactment and release and could render inapplicable the opinions set forth above. Moreover, no rulings will be sought from the Internal Revenue Service regarding the tax status of the Company as a real estate investment trust. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge any of the positions taken herein and that such challenge, if any, will not be successful. In addition, any variation or difference in the facts set forth herein may affect the conclusions stated herein. Finally, our opinions are based upon and relate only to the federal

Board of Directors
July 24, 2001
Page 4


income tax laws of the United States of America as presently in effect, and we express no opinion herein with respect to any other federal laws or the laws of any other jurisdiction.

This opinion has been delivered to you and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity without our prior written approval. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Sincerely,

/s/ Patton Boggs LLP

Patton Boggs LLP



RH/GJS/SPC